To ERHC Shareholders:

I am proud to once again to update the ERHC Energy family on the company’s progress during the past month. This is the first update for 2007 and I take the opportunity to wish everyone a good year.

I would like to say that it has been such a delight to have James Ledbetter join us in the new position of Vice President Technical. Mr. Ledbetter is quickly getting situated. Among other responsibilities, he will manage the Company's relationships with consortium partners and various regulatory agencies. Mr. Ledbetter brings more than 25 years experience in exploration and production projects to ERHC Energy. He has an international background, having worked on projects in more than 20 countries around the world. We anticipate that the depth of skills and competences that Mr. Ledbetter offers will be especially valuable for ERHC Energy as operations are initiated in the Joint Development Zone (JDZ).

We also are looking beyond the JDZ. As stated by ERHC Energy Chairman Sir Emeka Offor, Mr. Ledbetter will help implement a focused acquisition strategy that targets a portfolio of low- to medium-risk properties. The Board's goal is to build a significant revenue base that will have a positive impact on the Company's profitability for the benefit of its shareholders.

Of course, the JDZ is a focus of our current activities. While we are not at liberty to share a great deal of detailed information from recent technical and operating committee meetings on Blocks 2, 3 and 4, we are happy to report that in conjunction with the operating partners, Addax Petroleum and Sinopec Corp. our business strategy in the JDZ blocks continues to progress

As an illustration of our intention to grow, we have relocated ERHC’s Houston headquarters to a new floor within the same building at 5444 Westheimer Road. We have entered into a long-term lease with an option through 2011 on 5,200 square feet. This is more than double our previous space and will be enough to accommodate new staff as the Company grows and as operations in the JDZ begin to take shape. ERHC Energy’s new address is 5444 Westheimer Road, Suite 1440, Houston, Texas 77056.

ERHC’s normal business operations continue unabated as our work to identify candidates for the Company’s CEO and CFO position continues. The selection of Mr. Ledbetter should offer insight into the caliber of professional and depth of experience we are demanding for our leadership team. We continue to believe that it is in the best interests of the Company and its shareholders to take such time as is necessary to select the right leaders.

Meanwhile, work is underway on ERHC’s first quarter financial report for the period that ended December 31, 2006.

As always, thank you for your continued interest and support.

Sincerely,

Nicolae Luca

Acting Chief Executive Officer